CollabRx Announces Pricing of Public Offering of Common Stock

San Francisco, Calif., June 19, 2014 – CollabRx, Inc. (NASDAQ: CLRX) today announced the pricing of an underwritten public offering of 913,500 shares of its common stock, offered at a public offering price of $2.00 per share. Gross proceeds to CollabRx from this offering are expected to be $1,827,000 before deducting the underwriting discount and other estimated offering expenses payable by CollabRx. CollabRx anticipates using the net proceeds from the offering for general corporate purposes, including development of their products and services, general and administrative expenses and working capital. CollabRx has granted the underwriters a 45-day option to purchase up to an aggregate of 137,025 additional shares of its common stock to cover over-allotments, if any. The offering is expected to close on or about June 25, 2014, subject to customary closing conditions

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

This offering is being made pursuant to an effective shelf registration statement (No. 333-193019) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

About CollabRx

CollabRx, Inc. (NASDAQ: CLRX) is a recognized leader in cloud-based expert systems to inform healthcare decision-making. CollabRx uses information technology to aggregate and contextualize the world’s knowledge on genomics-based medicine with specific insights from the nation’s top cancer experts, starting with the area of greatest need: advanced cancers in patients who have effectively exhausted the standard of care.

CollabRx Safe Harbor Statement

This press release includes forward-looking statements about CollabRx’s anticipated results that involve risks and uncertainties, including statements regarding our expectations with respect to the completion of our proposed public offering and the application of the net proceeds from the offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and CollabRx cautions investors not to place undue reliance on the forward-looking statements contained in this release. There can be no assurance that CollabRx will be able to complete the offering on the anticipated terms, or at all. Risks and uncertainties relating to CollabRx and this offering can be found in the "Risk Factors" section of the prospectus supplement and accompanying prospectus related to such proposed offering to be filed with the SEC. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

CollabRx Contacts:

Thomas R. Mika

President & Chief Executive Officer

CollabRx, Inc.

415-248-5350

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